                                                                      EXHIBIT 11

                                  AMENDMENT TO
                                  ------------

                      EMPLOYMENT AND CONSULTING AGREEMENT
                      -----------------------------------

     This Amendment made as of the 13th day of February, 1995, between UNITED STATIONERS INC. ("USI"), UNITED STATIONERS SUPPLY CO. ("Supply Co.") (USI and Supply Co. are collectively referred to as the "Company"), and TED S. RZESZUTO ("Employee").

     WHEREAS, the Company and the Employee are parties to an Employment and Consulting Agreement dated April 3, 1987 (the "Agreement"); and

     WHEREAS, USI is contemplating entering into a transaction which would result in a Change in Control; and

     WHEREAS, it is in the best interests of the Company and the shareholders of USI that the Employee continue to concentrate on the conduct of the business of the Company, perform all duties in the best interests of the shareholders of USI and be encouraged to maintain the employment relationship with the Company after the Change in Control; and

     WHEREAS, USI and the Employee desire to amend the Agreement to provide appropriate incentives for the Employee to continue to perform the Employee's duties and responsibilities with respect to the Company, thereby promoting the stability of the business of the Company both before and after the occurrence of the Change in Control.

     NOW THEREFORE, for valuable consideration which the parties acknowledge, the Employee and the Company agree that in the event of the occurrence on or before December 31, 1995 of a Change in Control, as defined in this Amendment, the Agreement shall be amended, effective as of the date on which the Change in Control occurs, as follows:

     1. Section 1 of the Agreement is amended by adding the following sentence to the end thereof:

     "Within 30 days after the date on which a Change in Control occurs, the Company shall notify the Employee whether the Company will negotiate to continue the Employee's relationship with the Company following the expiration of the Term of Employment. Furthermore, if the Employee does not enter into a new employment or consulting agreement with the Company pursuant to such terms as the Employee and the Company may mutually agree prior to the last 90 days of the term of employment ("Term of Employment"), then the Employee's duties during such 90 day period shall be limited to that of an executive in a transition status with reasonable personal time off to conduct a job search, interview with potential employers and organize personal affairs."

     2. Section 2 of the Agreement is deleted in its entirety, and the following is substituted in its place:

          "2. Term. The Term of Employment shall continue from and after the date on which the Change in Control occurred until the date designated by the Company in a written notice to the Employee within the first 30 days after the Change in Control occurs not later than the first anniversary of the date on which the Change in Control occurred, unless sooner terminated by either party in accordance with the provisions of this Agreement. In the event a date is not designated by the Company within such first 30 days, the Term of Employment shall extend to the first anniversary of the Change in Control."

     3. Section 3(a) of the Agreement is amended by deleting "$80,007.60" and substituting "$135,000" in its place.

     4. Section 3(b) of the Agreement is amended by deleting the first sentence in its entirety and substituting the following in its place:

     "During the Term of Employment, the Employee shall be entitled to participate in pension plans, tax-qualified profit sharing plans and deferred compensation plans not less favorable (in terms of dollar value benefit to the Employee) than such plans to which the Employee was entitled to immediately preceding the date on which the Change in Control occurred and shall be provided a similar bonus opportunity as provided the Employee in the aggregate under the management incentive, executive bonus, stock option and other similar incentive compensation plans of the Company immediately preceding the date on which the Change in Control occurred."

     5. Section 3(c) of the Agreement is amended by deleting the phrase "is now entitled" each place it appears and substituting in its place the phrase "was entitled immediately prior to the date on which the Change in Control occurred".

     6. Section 3 of the Agreement is amended by adding the following subsections (d) and (e) to the end thereof:

          "(d) Benefits Trust. To secure the payment to the Employee of the "Stay Bonus", as defined below in Section 3(e), the Company will establish a trust to be known as the USI Employee Benefits Trust (the "Trust") and provide for the Employee to be a beneficiary thereof. The Company will cause to be furnished to the trustee thereunder (the "Trustee") an irrevocable letter of credit, and the trust agreement establishing the Trust will require the Trustee to draw on such letter of credit to pay such Stay Bonus to the

     Employee at such time as the Employee becomes entitled to such amounts pursuant to Section 3(e) or pursuant to Section 10(g). To receive distributions from the Trust, the Employee shall furnish the Trustee with any notices described in the Trust Agreement.

          (e) Stay Bonus. During the first 120 days of the Term of Employment, the Company and the Employee shall in good faith attempt to negotiate a mutually satisfactory incentive compensation opportunity commensurate with the Employee's responsibilities and position. If:

               (i) the Term of Employment has expired and the Company and the Employee have not agreed, for any reason, upon a mutually satisfactory written incentive compensation opportunity ("Incentive Opportunity") for the Employee, which Incentive Opportunity is signed by the Employee and contains an acknowledgement by the Employee that the signed Incentive Opportunity is an Incentive Opportunity within the meaning of this Section 3(e)(i) of this Agreement;

               (ii) the Employee is terminated by the Company other than for cause pursuant to Section 10(c); or

               (iii) the Employee terminates voluntarily with good reason pursuant to Section 10(a);

     then, upon the execution and delivery of the Release and Agreement to the Trustee attached hereto as Exhibit C, the Employee shall be entitled to receive a distribution from the Trust, in an aggregate amount equal to FIVE HUNDRED ELEVEN THOUSAND TWO HUNDRED NINETY-SEVEN DOLLARS ($511,297) ("Stay Bonus") payable in an initial installment of TWO HUNDRED TWENTY-EIGHT THOUSAND TWO HUNDRED SEVENTY-FOUR DOLLARS AND THIRTY-FOUR CENTS ($228,274.34) and in 23 equal monthly installments each in an amount equal to TWELVE THOUSAND THREE HUNDRED FIVE DOLLARS AND THIRTY-FOUR CENTS ($12,305.34), with the first installment commencing within one month after the date on which the Employee becomes entitled thereto."

     7. Section 6(a) of the Agreement is amended by deleting the phrase "and during the Consulting Term".

     8. Section 6(c) of the Agreement is amended by deleting the phrase "or during the Consulting Term".

     9. Section 7 of the Agreement is amended by deleting the phrase ", the Consulting Term".

     10. Section 8(a) of the Agreement is amended by deleting the phrase "During the Term of Employment and the Consulting Term (or, if there shall be no Consulting Term, during the two year period following the Term of Employment)," and substituting the phrase "During the two year period following the Term of Employment,".

     11. Section 8(b) of the Agreement is amended by deleting the phrase "during the Consulting Term and".

     12. Section 10(a)(ii) of the Agreement is deleted in its entirety, and the following is substituted in its place:

          "(ii) the exclusion of the Employee from, or the diminution in the Employee's participation in, any profit sharing, pension, supplemental benefit or other deferred compensation plans, to which the Employee was entitled immediately preceding the date on which the Change in Control occurred, or any diminution in the aggregate bonus opportunity as provided the Employee under the management incentive, executive bonus, stock option and similar incentive compensation plans of the Company immediately preceding the date on which the Change in Control occurred; or"

     13. Section 10(a)(iii) of the Agreement is amended by deleting the phrase "enjoyed by Employee, other than pursuant to change in the Company's fringe benefit policies generally" and substituting in its place "listed in Exhibit B as enjoyed by Employee immediately prior to the date on which the Change in Control occurred".

     14. Section 10(a)(iv) of the Agreement is amended by inserting the word "material" after the word "any" and deleting the phrase "except pursuant to a general change in the Company's reimbursement policies" and substituting in its place "as enjoyed by Employee immediately prior to the date on which the Change in Control occurred".

     15. Section 10(b)(iii) of the Agreement and the immediately preceding word "and" is deleted in its entirety, and the following is substituted in its place:

     ", (iii) the unpaid portion of Salary for the unexpired portion of the Term of Employment and (iv) the Stay Bonus pursuant to Section 3(e)."

     16. Sections 10(e), 10(f) and 10(g) of the Agreement are deleted in their entirety and the following substituted in their place:

          "(e) The Term of Employment may be terminated by the Company for cause by delivery to the Employee of a "Notice of Termination for Cause". A Notice of Termination for Cause shall be a written notice from the Board of Directors of the Company or the executive or compensation committee of the Board of Directors of the Company ("Board") to the Employee, after reasonable notice (not less than 10 days) to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board, (i) finding that in the good faith opinion of the Board the Employee was guilty of a breach of a fiduciary duty owed by the Employee to the Company, including, without limitation, engaging in directly competitive acts while employed by the Company, and (ii) specifying the particulars thereof in detail. If within 30 days after the giving of the Notice of Termination for Cause by the Company, the Employee delivers to the Company a written "Notice Denying Cause" stating that a dispute exists concerning the termination for cause, then the matter shall be submitted to arbitration and a Final Determination shall be considered to be made on the date of the earliest to occur of a mutual written agreement of the Employee and the Company settling the dispute, a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction entered upon such arbitration award (the time for appeal therefrom having expired and no appeal having been perfected).

          (f) If the Employee believes good reason exists for the termination of the Term of Employment, the Employee may deliver to the Company a written "Notice of Good Reason" stating specifically the particulars establishing good reason. The Employee shall be conclusively deemed to have a good reason to terminate the Term of Employment unless the Company shall deliver to the Employee a written "Notice Denying Good Reason" (within 30 days after the Employee delivered the Notice of Good Reason). A Notice Denying Good Reason shall be a written notice from the Board after reasonable notice (not less than 10 days) to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board, (i) finding that in the good faith opinion of the Board, good reason for the termination of the Employee's Term of Employment does not exist, and (ii) addressing the particulars on which the Employee relied to establish good reason in detail. If the Company does not deliver a "Notice Denying Good Reason" within 30 days after the Employee delivered the Notice of Good Reason, the Term of Employment shall be deemed to terminate for good reason on the earlier of (i) such 30th day or (ii) the date on which the Employee voluntarily terminates the Term of Employment. If the Employee notifies the Company in writing that the Employee disputes the Company's Notice Denying Good Reason, then the matter shall be submitted to arbitration. In the event the matter is submitted to arbitration, then a Final Determination shall be considered to be made on the date of the earliest of a mutual written agreement of the Employee and the Company settling the dispute, a binding and final arbitration award or a final judgment, order or decree of a court of competent jurisdiction entered upon such arbitration award (the time for appeal therefrom having expired and no appeal having been perfected).
     After delivery of a Notice of Good Reason, the Employee may continue employment until the earlier to occur of (i) the 30th day following delivery of such notice without delivery of a Notice Denying Good Reason,
     (ii) a Final Determination that the Employee has good reason to terminate the Term of Employment, or (iii) the expiration of the Term of Employment. If the Employee terminates the Term of Employment before such time, the Term of Employment shall be considered terminated without good reason if a Final Determination so provides.

          (g)  If the Term of Employment is terminated for cause pursuant to
     Section 10(e) and the Employee delivers its Notice Denying Cause, or, if the Employee, after having delivered a Notice of Good Reason pursuant to
     Section 10(f) to the Company, voluntarily terminates the Term of Employment either (i) before 30 days have elapsed following his delivery of such notice and the Company does not acknowledge in writing that the Employee has terminated for good reason or (ii) after a Notice Denying Good Reason has been delivered to the Employee, then the Employee shall be entitled to receive a distribution from the Trust in an amount equal to 3 months Salary upon meeting the requirements of the last sentence of this Section 10(g). If a Final Determination is not made within 90 days after such termination of the Term of Employment, then, on such 90th day, the Employee, upon compliance with the conditions set forth below, shall be entitled to receive a distribution from the Trust in an amount equal to the portion of the Stay Bonus which would have been paid from the termination of the Term of Employment through such 90th day as if the provisions of Section 3(f) were in effect, reduced by the amount, if any, by which 3 months Salary exceeds the amount of Salary the Employee would have received after the date of the termination of the Term of Employment, if the Term of
     Employment has not been terminated prior to its expiration.   In addition
     to receiving a distribution for a portion of the Stay Bonus on such 90th day, the Employee shall also receive periodic distributions for all remaining installments of the Stay Bonus when due (as if the provisions of Section 3(f) were in effect), unless and until a Final Determination has been made that the termination of the Term of Employment was without good reason or for cause, as the case may be applicable, in which event, the Company shall be entitled to recover from the Employee all or any portion of payments to the Employee pursuant to this Section 10(g) without interest. To qualify for the distributions described in this Section 10(g) from the Trust, the Employee agrees to submit to the Trustee, on or before 90 days after such termination of the Term of Employment, copies of the following, as applicable: the Notice Denying Cause; the Notice of Good Reason and an affidavit that such Employee voluntarily terminated the Term of Employment before the 30th day after the giving of such Notice of Good Reason; or the Notice Denying Good Reason."

     17. Section 10(i)(iii) of the Agreement is deleted in its entirety, and the following is substituted in its place:

     "(iii) the Stay Bonus pursuant to Section 3(e)."

     18. Section 10(j) of the Agreement is amended by deleting the word "and" immediately preceding clause (ii) and adding the following clause (iii) to the first sentence thereof:

     "; and (iii) the Stay Bonus pursuant to Section 3(e)."

     19. Section 10(k) of the Agreement is deleted in its entirety, and the following is substituted in its place:

     "(k) [Reserved.]"

     20. Section 11 of the Agreement is deleted in its entirety and the following is substituted therefor:

     "11.  [Reserved.]"

     21. Section 13(i) of the Agreement is amended by adding the following to the end thereof:

          "The Employee acknowledges that the Company has a significant interest in defending against any assertion by the Internal Revenue Service ("IRS") that any payments made by the Company to the Employee are excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, ("Code"). The Company and the Employee both acknowledge that it is in their mutual best interest to vigorously contest any such assertion by the IRS and that the Company is in the best position to effectively contest the same. Thus, in the event of an assessment or threatened assessment by the IRS of any excise tax or interest attributable to the application of Section 4999 of the Code with respect to any payment made by the Company to the Employee, the Employee shall notify the Company in writing promptly after the receipt of any communication from the IRS specifically asserting the issue of such excise tax and shall provide a copy of such communication to the Company. Upon receiving such written notice, the Company shall engage Arthur Andersen and such other counsel, consultants and other experts reasonably acceptable to the Employee to represent both the Company and the Employee in contesting the extent to which payments made by the Company to the Employee constitute excess parachute payments, and the Employee shall reasonably cooperate with the Company in connection therewith. The Company may, but shall not be required to, provide such representation with respect to all or a portion of such payments that Arthur Andersen reasonably believes, by its written opinion from time to time in form and substance reasonably satisfactory to the Company, is more likely than not excess parachute payments or if the Company reasonably and in good faith determines that its costs of contesting the characterization of such payments will exceed the amount of its deduction at stake."

     22. Section 13 of the Agreement is amended by deleting subsection (k) and substituting the following in its place:

          "(k) For purposes of this Agreement, "Change in Control" means a change in control resulting from an acquisition of USI, whether by amalgamation, consolidation, merger or acquisition of stock, pursuant to which any person or firm, or its or their affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) becomes the owner of more than fifty percent (50%) of the outstanding stock of USI either in value or voting power."

     23. The agreement is amended by adding the following new Section 15 as follows:

     "15. Medical Benefits. The Company makes the following covenants to the Employee with respect to the Employee's medical benefits:

          (a) In the event the United Stationers Medical Plan ("Plan") remains in effect and the Employee's employment with the Company terminates, the Employee (and the Employee's covered dependents at the time of such termination of employment) shall be entitled to continue to participate in the Plan until the Employee attains age sixty-five (65), and the Employee's spouse shall be entitled to continue to participate, in her own right, in the Plan until the Employee's spouse attains age sixty-five (65), under the same terms and conditions applicable to persons who are provided coverage as active employees under the Plan; provided, however, that a minimum $1,000,000 Comprehensive Medical Lifetime Maximum Payment shall remain applicable to the Employee (and the

     Employee's covered dependents at the time of the termination of employment).

          (b) If the Employee dies prior to age sixty-five (65) while the Plan remains in effect, and if the Employee's spouse is then living, the Employee's spouse (and the Employee's covered dependents at the time of the Employee's death) shall be entitled to continue participation in the Plan until the Employee's spouse attains age sixty-five (65) or dies, under the same terms and conditions applicable to persons who are provided coverage as active employees under the Plan; provided, however, that a minimum $1,000,000 Comprehensive Medical Lifetime Maximum Payment shall remain applicable to such spouse (and the Employee's covered dependents at the time of the Employee's death).

          (c) In the event of the termination of the Plan or discontinuance of coverage under the Plan for any reason, the Employee shall be entitled to and the Company shall pay to the Employee TWO THOUSAND SEVEN HUNDRED DOLLARS ($2,700.00) per month for the period commencing on the date the Plan terminates or Plan coverage ceases and ending on the first to occur of:

                  (i) the later of the date the Employee or the Employee's spouse attains age sixty-five (65);

                  (ii) in the event of the death of the Employee, the date the spouse of the Employee attains age sixty-five (65);

                  (iii) the end of the eighteen (18) month period commencing on the Plan termination date or the date on which the Plan coverage ceases; or

                  (iv)  December 31, 1998.

          (d) In the event of the termination of the Plan or the discontinuance of coverage under the Plan for any reason, the Company shall pay claims or reimburse expenses for those medical expenses which are considered deductible under section 213 of the Code or any successor provision, (without regard to any applicable threshold for deductibility) to the Employee, subject to the following terms and conditions:

               (i) the Employee (or any of the Employee's covered dependents at the time the Plan terminates or coverage under the Plan ceases) if covered by a medical plan maintained by the Employee's then current employer or a medical plan maintained by the employer of the spouse of the Employee, has exceeded the lifetime maximum benefit provided in such plan;

               (ii) payment of medical expenses or reimbursement for such claims under this subsection (d) shall not exceed the lesser of the following amounts:

                    (1) a maximum of $300,000 for the Employee and all
               dependents (on an aggregate basis) of the Employee as of the date of Plan termination or the date coverage under the Plan ceases; or

                    (2) an amount which exceeds $700,000 (on an aggregate basis)
               for the group of Employees referred to as "Contract Officers" under the Plan (including all dependents of such Contract Officers as of the date of Plan termination or the date coverage under the Plan ceases); and

                  (iii) reimbursement for such claims under this subsection (d) shall be made for the period commencing on the date the Plan terminates and ending on the first to occur of:

                    (1) the later of the date the Employee or the Employee's
                  spouse attains age sixty-five (65);

                    (2) in the event of the death of the Employee, the date the spouse of the Employee attains age sixty-five (65);

                    (3) the end of the eighteen (18) month period commencing on the Plan termination date or the date on which Plan coverage ceases; or

                    (4)  December 31, 1998.

               The coverage provided under this Section 15(d) shall be separate and in addition to the coverage provided under Section 15(c) above."

     24.  Exhibit A of the Agreement is amended to read as attached hereto.

     25.  Exhibit B of the Agreement is amended to read as attached hereto.

     26. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

     Except as so amended, the Agreement is in all other respects unchanged.


                                       UNITED STATIONERS INC.
ATTEST:

______________________________         By:____________________________
Assistant Secretary                    Its:___________________________



                                       UNITED STATIONERS SUPPLY CO.
ATTEST:

______________________________         By:____________________________
Assistant Secretary                    Its:___________________________


                                       EMPLOYEE:


                                       ______________________________
                                       Ted S. Rzeszuto

                                   EXHIBIT A

                                       TO

                      EMPLOYMENT AND CONSULTING AGREEMENT

                          (Revised February 13, 1995)


Current Employee Benefit Plans Deemed "Additional Compensation" under Paragraph 3(b)


     United Stationers Supply Co. Pension Plan

     United Stationers Inc. Profit Sharing PluSavings Plan

     United Stationers Inc. 1981 Stock Incentive Award Plan

     United Stationers Inc. 1985 Nonqualified Stock Option Plan (cancelled as to future grants)

     United Stationers Management Incentive Plan

     United Stationers Executive Bonus Plan

     United Stationers Supply Co. Deferred Compensation Plan

     United Stationers Inc. Flexible Spending Plan

     United Stationers Supplemental Benefits Plan

                                   EXHIBIT B


The following are the fringe benefits to which the Employee is entitled as of February 13, 1995


1.   HEALTH AND DENTAL

     A.   United Group Medical and Dental Benefit Plans

     B. Medical Reimbursement Plan - provides reimbursement to Officer (but not dependents) for all medical and dental expenses not covered by the above Plans

     C.   Retiree Health Plan

     D. Surviving Spouse - Medical and Dental Benefit Plans coverage will continue for surviving spouse and dependent children, without cost to surviving spouse, in the event of death of the Employee during Term of Employment

     E.   Medical and Dental Benefits for Early Retirees

     F.   Annual physical examination at Company expense.


2.   COMPANY CAR

     Leased Auto or equivalent cash compensation is provided in accordance with current Policy.


3.   LIFE INSURANCE

     A. Group Term Life Insurance - 2 1/2 times base salary. Includes life insurance on spouse ($4,000) and dependent children ($1,000), and additional accidental Death and Dismemberment benefit equal to the amount of Group Term Life.

     B. Travel and Accident Insurance - $300,000 on a 24-hour business and pleasure basis.

     C. Split Dollar Life Insurance. Company pays premium; portion allocable to the Employee benefit is added to the Employee's W-2.

4.   DISABILITY BENEFITS

     After payment of the disability benefits provided in this Agreement, current disability insurance policy may provide additional benefits.


5.   CLUB AND ASSOCIATION DUES

     Airline club dues and professional and industry association dues are reimbursable. Social and country club dues are reimbursable to the extent incurred for business purposes in accordance with Company Policy.


6. FINANCIAL AND TAX CONSULTING - and tax return preparation - provided by Arthur Andersen, LLP at Company expense in accordance with Company Policy.


7. OFFICER INDEMNIFICATION AND INSURANCE - D&O insurance is provided on claims-made basis. Restated Certificate of Incorporation of Company provides indemnification of officers.


8.   VACATION - Paid vacations in accordance with Company Policy.


9. OTHER - Any other fringe benefits that may from time to time be made available to employees of the Company generally.

                                   EXHIBIT C



                                     [DATE]



Mr. Ted S. Rzeszuto
[STREET ADDRESS]
[CITY, STATE, ZIP CODE]

DEAR _____________________:

This letter sets forth the amount of and the conditions to your Stay Bonus pursuant to your Employment and Consulting Agreement with United Stationers Inc. and United Stationers Supply Co. as a result of [your termination of employment on ____________________] [your continued employment through ____________________].

1. After you sign and return this Agreement to me, the Company will pay you [a severance benefit] [an amount] equal to _________ payable in an initial installment in the amount of $__________ paid within one month following [the date the Term of Employment expires or terminates] [your severance] with 23 equal monthly installments in the amount of $__________ each paid to you thereafter.

2. In return for the Company's providing the severance payment, you agree as follows:

     A. RELEASE. You WAIVE and RELEASE the Company, its parent and any related or affiliated entities and any predecessor entities to such entities and each of their officers, directors, employees, shareholders, agents, successors and assigns (collectively, "Released Parties") from any claim, liability, cause of action, damage or charge you have or may have against any of them which is related to or arises out of anything occurring before you sign this Agreement, even those which you do not know about, or suspect that you may have. This includes, but is not limited to, anything related to your employment or your separation from employment, and extends to all possible claims, under federal, state or local law, including, without limitation, any claims if any, under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1966 and of 1991, the Employment Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990. (Of course, this Waiver and Release does not waive your right to receive the [severance] payment described in Paragraph 1 above, or your right to

Mr. Ted S. Rzeszuto
PAGE 2

          receive reimbursement for ordinary business expenses previously incurred or for pending medical or workers compensation claims or any other right you may have against the Company pursuant to your Employment and Consulting Agreement.)

     B. CONFIDENTIALITY AND NON-COMPETITION. You hereby acknowledge that Sections 6, 7 and 8 of your Employment and Consulting Agreement dated April 3, 1987 and as amended February 13, 1995 shall remain in full force and effect and survive the expiration of the Term of Employment thereunder.

3. Should you violate any of the provisions of Paragraph 2, in addition to its other remedies, the Company will be released from any obligation to make the payments under Paragraph 1, and you shall repay any such [severance payments] [installments] previously made to you.

4. This Agreement takes the place of any oral or written promises, agreements or understandings between the Company and you about any of the subjects of this Agreement. This Agreement cannot be altered or amended except by written agreements signed by both you and an officer of the Company.

5.   This Agreement shall be governed by Illinois law.

6. You acknowledge that you have had ample opportunity consider all of the terms of this Agreement and to receive independent legal counsel; that you have read and understand the Agreement and its legal effect; that no promise or inducement was made to cause you to make this Agreement other than considerations contained in your Employment and Consulting Agreement; and that you sign this Agreement of your own free will based on your own decision. You also acknowledge that you have been given 45 days to consider the terms of this Agreement before signing it, and you understand that you my revoke it by providing me with written notice no later than 7 days after you have signed it.

Mr. Ted S. Rzeszuto
PAGE 3

     [Insert required information for valid ADEA waiver at time waiver is delivered for Employee's signature.]

Please consider all of the above very carefully, and contact me if you have any questions or comments. If you agree with the terms of this letter, please sign below and return the Agreement to me.

Sincerely,

UNITED STATIONERS SUPPLY CO.

______________________________

Vice President, Human Resources



Agreed to and Signed:

This ______ Day of __________, 199_.


Signature:_________________________



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